AGREEMENT AND PLAN OF MERGER

by and among

SECURITY HOLDING CORP.,
a Delaware corporation,

SECURITY HOLDING ENTERPRISES, INC.,
a Wisconsin corporation,

AND

Persons Listed on the Signature Pages Herein

Dated: August 21, 2006

i

(continued)

		(w) Disclosure	15
		(x) Affiliated Transactions	15
		(y) Disclosure Schedules	15
	3.2	Representations and Warranties of the Sellers	16
		(a) Capacity; Validity; No Conflicts	16
		(b) Stock Ownership	16
		(c) Investment Intent	16
		(d) Experience of Such Seller	17
		(e) General Solicitation	17
		(f) Disclosure Schedules	17
	3.3	Representations and Warranties of the Purchaser	17
		(a) Organization and Power	17
		(b) Authority; Validity; No Conflicts	17
		(c) Compliance with Law	18
		(d) Capitalization	18
		(e) No Other Operations	18
		(f) Common Stock	18

4.	COVENANTS		18
	4.1	Public Announcements	18
	4.2	Satisfaction of Certain Permitted Liens	18
	4.3	Tax Treatment	19
	4.4	Valuation Rights	19
	4.5	Forecast	19
	4.6	Option to Purchase Accutek Shares	19

5.	CONDITIONS TO CLOSING		20

6.	CERTAIN TAX MATTERS		20
	6.1	Tax Returns	20
	6.2	Amended Returns	21
	6.3	Closing Date Transactions	21
	6.4	No Section 338 Election	21
	6.5	Cooperation on Tax Matters	21
	6.6	Certain Taxes	21

7.	SURVIVAL; INDEMNIFICATION		22
	7.1	Survival of Representations, Warranties, Covenants	22
	7.2	Indemnities of the Company and the Sellers	22
	7.3	Procedures for Indemnification; Defense	23
		(a) Direct Losses	23
		(b) Defense of Third Party Claims	23
	7.4	Limitations on Indemnification	24
	7.5	Relationship with Purchase Price Adjustment	24
	7.6	Indemnification Waiver	24
	7.7	Method of Indemnification	24
	7.8	Limitation; Security for Indemnification Obligations	24

8.	NON-COMPETITION; CONFIDENTIALITY		25
	8.1	Non-Competition	25
	8.2	No Competing Interests	26

(continued)

	8.3	Confidentiality	26
	8.4	Remedies upon Breach	26
	8.5	Judicial Modifications	26
	8.6	Tolling of Time Periods	26
	8.7	Confirmation as to Scope	27

9.	MISCELLANEOUS PROVISIONS		27
	9.1	Counterparts; Interpretation	27
	9.2	Governing Laws	27
	9.3	Partial Invalidity and Severability	27
	9.4	Waiver	28
	9.5	Acceptance by Fax	28
	9.6	Fees and Disbursements	28
	9.7	Attorneys’ Fees	28
	9.8	Further Assurances	28
	9.9	Notice	28
	9.10	Assignment	29
	9.11	Binding Effect; Benefits	29
	9.12	Rules of Construction	30
	9.13	Waiver of Jury Trial	30
	9.14	Methods of Termination	30

(continued)

Annexes
Annex A - Definitions

Exhibits
Exhibit A - Form of Stockholders’ Agreement
Exhibit B - Forms of Services Agreement
Exhibit C-1 - Form of Konicek Employment Agreement
Exhibit C-2- Form of Employment Agreement
Exhibit D - Form of Series A Purchase Agreement
Exhibit E - Form of Certificate of Designation
Exhibit F - Form of Restricted Stock Agreement
Exhibit G-Form of Escrow Agreement
Exhibit H - Forecast
Exhibit I - Terms of Earn Out Shares

Schedules
Schedule 1.6	Merger Consideration Allocation
Schedule 1.8	Earn Out Shares
Schedule 3.1(a)	Capitalization
Schedule 3.1(b)	States Where the Company is Qualified
Schedule 3.1(d)	Governmental Authorizations; Third-Party Consents
Schedule 3.1(e)	Financial Statements
Schedule 3.1(e)(A)	Special Purpose Entities
Schedule 3.1(g)	Real Property Leases; Personal Property Leases
Schedule 3.1(h)(i)	Accounts Receivable
Schedule 3.1(h)(ii)	Inventory
Schedule 3.1(i)	Intellectual Property
Schedule 3.1(j)	Bank Accounts and Powers of Attorney
Schedule 3.1(k)	Undisclosed Liabilities
Schedule 3.1(l)	Litigation
Schedule 3.1(m)	Contracts
Schedule 3.1(n)	Insurance
Schedule 3.1(o)	Employee Information
Schedule 3.1(p)	Employee Arrangements
Schedule 3.1(q)	Tax Matters
Schedule 3.1(s)	Permits
Schedule 3.1(t)	Domain Names
Schedule 3.1(u)	Absence of Certain Changes
Schedule 3.1(u)(iii)	Existing Liens
Schedule 3.1(v)	Brokers
Schedule 3.1(x)	Affiliated Transactions
Schedule 8.1	Exceptions to Non-Competition
Schedule 8.2	Exception to Competing Interests

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made this ___ day of August, 2006, by and among Security Holding Corp., a Delaware corporation (the “Purchaser”), Security Holding Enterprises, Inc., a Wisconsin corporation (the “Company”), and the stockholders of the Company listed on the signature pages hereto (the “Sellers”).

RECITALS

WHEREAS, the Company and its Company Subsidiaries are principally engaged in the business of (i) the distribution and manufacture of RFID products and (ii) providing security services to individuals and corporations (clauses (i) and (ii) are collectively referred to herein as the “Business”); and

WHEREAS, the Sellers are the record and beneficial owners of 831 shares of common stock, $1.00 par value per share, of the Company (the “Company Stock”), which shares represent 100% of the issued and outstanding capital stock of the Company;

WHEREAS, the respective Boards of Directors of the Purchaser and the Company have determined that it is advisable and in the best interests of their respective stockholders to effect the acquisition of the Company pursuant to the terms and subject to the conditions set forth herein; and

WHEREAS, it is the intention of the parties to this Agreement that the transactions contemplated by this Agreement for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

1.   Terms of Acquisition.

1.1  Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time (as defined below), the Company shall be merged with and into the Purchaser (the “Merger”). At the Effective Time, the separate corporate existence of Company shall cease and the Purchaser shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2  Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall (i) file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and file articles of merger (the “Articles of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the WBCL and (ii) make all other filings or recordings required under the DGCL and WBCL to effect the Merger. The Merger shall become effective at such date and time as the Certificate of Merger and Articles of Merger are duly filed with the Department of State of the State of Delaware and the Department of State of the State of Wisconsin, respectively, or at such subsequent date and time as Parties shall agree and specify in the Certificate of Merger and Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

1.3  Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL and Section 180.1106 of the WBCL.

1.4  Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation of the Purchaser as in effect immediately prior to the Effective Time, shall remain in effect. At the Effective Time, the Bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall remain in effect.

1.5  Directors and Officers. The directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (including pursuant to the Stockholders’ Agreement) and qualified or until the earlier of their death, resignation or removal.

1.6  Merger Consideration.

  (a) At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company or the holders of any of the Company Stock, each share of Company Stock issued and outstanding immediately prior to the Effective Time shall be converted into common stock, par value $0.01 per share of the Purchaser (the “Purchaser Common Stock”) in accordance with Schedule 1.6 (the “Closing Shares”). Upon surrender of a Company Stock certificate representing shares of Company Stock to the Purchaser, the holder of such Company Stock shall be entitled to receive in exchange therefor shares of the Purchaser Common Stock in accordance with Schedule 1.6 (but subject to Section 1.6(b) below) and the Company Stock certificate so surrendered shall be cancelled. Until surrendered as contemplated by this Section 1.6, from and after the Effective Time, each Company Stock certificate shall be deemed to represent only the right to receive the above described consideration for each share of Company Stock formerly represented by such Company Stock certificate, and shall not evidence any interest in the Purchaser. Certain Purchaser Common Stock issued as Merger Consideration shall be issued pursuant to Section 1.8. The Purchaser Common Stock received pursuant to Section 1.6 and Section 1.8 shall collectively be referred to as the “Merger Consideration.”

(b) At the Effective Time, 600,000 of the Closing Shares (the “Closing Escrow Shares”) shall be placed in escrow pursuant to the Escrow Agreement and will be released from the escrow if the Surviving Corporation’s Valuation (valued as of December 31, 2007) as determined on the initial Earn Out Valuation Date is $9,000,000 or greater (the “Valuation Target”). If the Company fails to achieve the Valuation Target, all of the Closing Escrow Shares will be forfeited and cancelled.

1.7  Closing.

(a)  Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Purchaser’s counsel, Kirkpatrick & Lockhart Nicholson Graham, LLP, located at Miami Center, 20th Floor, 201 S. Biscayne Blvd., Miami, FL 33131, on a mutually agreeable date on or prior to September 30, 2006 (the “Closing Date”). At the Closing, the Sellers shall deliver the Company Stock to the Purchaser pursuant to Section 1.6 hereof and the Purchaser shall deliver the Merger Consideration to the Sellers pursuant to Section 1.6 hereof.

(b)  Purchaser’s Deliveries At Closing. Subject to the terms and conditions of this Agreement, at Closing, the Purchaser shall deliver the following duly executed documents:

(i)  Stock certificates evidencing the Merger Consideration in accordance with the amounts as set forth in Schedule 1.6; provided that possession of the stock certificates evidencing the Closing Escrow Shares, Earn Out Shares and Restricted Shares shall remain with the Purchaser or an escrow agent (as applicable) to be held in escrow as set forth in the Restricted Stock Agreements, the Escrow Agreement and Section 7.8 herein;

(ii)  Stockholders’ Agreement in the form attached as Exhibit A hereto (the “Stockholders’ Agreement”);

(iii)  Services Agreement in the form attached as Exhibit B hereto (the “Services Agreement”);

(iv)  The Employment Agreement between the Purchaser and Joel Konicek, in the form attached as Exhibit C-1 hereto, and the Employment Agreements between each of Charles Martin and Jim Peroutka in the forms attached as Exhibit C-2 hereto (the “Employment Agreements”);

(v)  Series A Convertible Preferred Stock Purchase Agreement in the form attached as Exhibit D hereto (the “Series A Purchase Agreement”);

(vi)  The Restricted Stock Agreements between the Purchaser and each of Sellers in the form attached as Exhibit F hereto (the “Restricted Stock Agreements”);

(vii)  The Certificate of Merger and Articles of Merger; and

(viii)  The Escrow Agreement in the form attached as Exhibit G hereto (the “Escrow Agreement”).

The documents referred to in clauses (iii), (iv), (v), (vi), (vii) and (viii) above are hereinafter collectively referred to as the “Ancillary Agreements” and together with this Agreement are referred to herein as the “Transaction Documents.”

(c)  The Company’s and Sellers’ Deliveries At Closing.  Subject to the terms and conditions of this Agreement, at Closing, the Company and the Sellers shall deliver the following duly executed documents:

(i)  Original stock certificates evidencing all of the shares of outstanding Company Stock;

(ii)  Stockholders’ Agreement;

(iii)  Employment Agreements;

(iv)  evidence satisfactory to the Purchaser that the Liens identified on Schedule 3.1(u)(iii) have been satisfied or shall be satisfied at Closing;

(v)  the Certificate of Merger and Articles of Merger;

(vi)  the Secretary’s Certificate, dated the Closing Date and executed by the Secretary of the Company, certifying the incumbency and signatures of the officers of the Company authorized to act on behalf of the Company in connection with the transactions contemplated hereby and attaching and certifying as true and complete copies of (i) the resolutions duly adopted by the Board of Directors and stockholders of the Company authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the Charter and By-Laws of the Company, each as may have been amended up through the Closing Date; and

(vii)  certificates of status of the Company and the Company Subsidiaries or other evidence verifying such entities’ good standing in Wisconsin;

(viii)  the Restricted Stock Agreements; and

(ix)  the Escrow Agreement.

1.8  Earn Out Shares. The Earn Out Shares shall be issued (i) in such amounts as set forth on Schedule 1.8 and (ii) pursuant to the terms and conditions set forth on Exhibit I attached hereto.

2.  Additional Agreements.

2.1  Audits. The Company hereby agrees that its financial statements shall be subject to an independent audit (the “Audit”) for the 2004 calendar year and 2005 calendar year (each an “Audited Period”). The Audit shall be delivered to the Company two (2) days prior to Closing. The Purchaser shall utilize an independent certified public accountant qualified to practice before the Securities and Exchange Commission to complete the Audit, and shall bear the costs for such Audit.

2.2  Securities Law Compliance. The issuance of the Merger Consideration shall not be registered under the Securities Act of 1933, as amended, by reason of the exemption provided by Section 4(2) thereof, and such shares may not be further transferred unless such transfer is registered under applicable securities laws or, in the opinion of counsel, such transfer complies with an exemption from such registration. In addition, the Purchaser Common Stock may be subject to additional restrictions pursuant to the Stockholders Agreement. All certificates evidencing the Merger Consideration to be issued to the Sellers shall be legended to reflect the foregoing restrictions.

2.3  Best Efforts.Subject to the terms and conditions provided in this Agreement, each of the parties shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be fulfilled those conditions precedent to its obligations or the obligations of the other parties to consummate the transactions contemplated by this Agreement that are dependent upon its actions.

2.4  Further Assurances. The parties shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement, including, without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

3.  Representations and Warranties.

3.1  Representations and Warranties as to the Company. The Company and the Sellers hereby, jointly and severally, represent and warrant to the Purchaser as follows:

(a)  Capitalization. The authorized capital stock of the Company consists solely of 10,000 shares of common stock, $0.01 par value per share, of which 831 shares will be issued and outstanding at the Closing. All issued and outstanding shares of the Company Stock are owned, of record and beneficially, solely by the Sellers. All shares of Company Stock have been duly authorized and validly issued and are fully paid and non-assessable, except as specified in the Wisconsin General Corporation Law. All prior offerings and issuances of Company Stock have been made in accordance with applicable federal and state securities Laws. Except as disclosed in Schedule 3.1(a), (i) no shares of the Company’s capital stock are subject to rights of first refusal, preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, (iv) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company, (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the sale of the common shares of Company Stock as described in this Agreement and (vi) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

(b)  Organization; Good Standing; Power. The Company is a corporation duly organized, validly existing and in active status under the laws of Wisconsin, and has full corporate power and authority to own, lease and operate its assets and properties and to carry on its Business as presently conducted by it. Schedule 3.1(b) hereto sets forth a true and complete list of all states and other jurisdictions in which the Company is duly qualified and in good standing to transact business as a foreign corporation. Except for those states and jurisdictions set forth on Schedule 3.1(b), there are no other states or jurisdictions in which the character and location of the properties owned or leased by the Company and the conduct of its Business make any such qualification necessary, except any where the failure to be so qualified would not have a Material Adverse Effect. The Company’s minute books contain true and complete records of all meetings and other material actions, including, without limitation, actions by vote or written consent of the stockholders and the board of directors of the Company.

(c)  Authority; Validity; No Conflicts. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, and the Company has all necessary corporate power with respect thereto. This Agreement is the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar Laws. Except as set forth in Schedule 3.1(c), neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance by the Company of its obligations hereunder, shall (or, with the giving of notice or the lapse of time or both, would) (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of the Company, as amended; (ii) give rise to a conflict, breach or default, or any right of termination, cancellation or acceleration of remedies or rights, or otherwise result in a loss of benefits to the Company, under the provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets is otherwise bound; (iii) violate any Law applicable to the Company or any of its properties or assets; (iv) result in the creation or imposition of any Lien upon any of the properties or assets of the Company; (v) interfere with or otherwise adversely affect the ability of the Purchaser to carry on the business of the Company as presently conducted; or (vi) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give rise to any right to revoke, suspend, terminate or modify any Permit.

(d)  Governmental Authorizations; Third-Party Consents. Except as set forth on Schedule 3.1(d) hereto, no approval, consent, waiver, exemption, order, authorization or other action by, or notice to or filing with, any governmental authority or any Person, and no lapse of a waiting period, is required to be obtained by the Company or any Seller in connection with (or in order to permit) the execution, delivery or performance by any of them of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby (collectively, “Consents”).

(e)  Financial Statements. The Company has delivered to the Purchaser true and complete copies of its Subsidiaries’(i) audited balance sheet as of December 31, 2003 and the related unaudited statements of income (loss), retained earnings and cash flow for the fiscal year then ended (the “2003 Financial Statements”), (ii) audited balance sheet as of December 31, 2004 and the related audited statements of income (loss), retained earnings and cash flow for the fiscal year then ended (the “2004 Financial Statements”) and (iii) audited balance sheet as of December 31, 2005 and the related audited statements of income (loss), retained earnings and cash flow for the fiscal year then ended (the “2005 Financial Statements). The Financial Statements are attached hereto as Schedule 3.1(e). Except as set forth on Schedule 3.1(e), the Financial Statements, including any notes thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except, in the case of the 2003 Financial Statements, the absence of footnotes) and fairly present the financial position of the Company as of the dates indicated and the results of its operations for the periods covered thereby. The books and records of the Company are, in all material respects, true and complete, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition and results of operations of the Company as set forth in its financial statements. Except as set forth on Schedule 3.1(e), the Company has employed the accrual method of accounting for at least the past two (2) years and the Financial Statements reflect such method of accounting.

(f)  Interests in Other Entities.  Except as set forth in Schedule 3.1(f), the Company does not, directly or indirectly, (i) own, of record or beneficially, any shares of voting stock or any other equity securities of any Person; (ii) have any other ownership or equity or debt interest, of record or beneficially, in any Person; or (iii) have any obligation or right, fixed or contingent, to purchase or subscribe for any interest in, advance or loan monies to, or in any way make an investment in, any Person or to share any profits or capital investments in any other Person.

(g)  Title to Properties; Leases. Except as set forth on Schedule 3.1(g), the Company has good and marketable title to all of its properties and assets, real and personal, including, but not limited to, those reflected in the audited balance sheet contained in the 2005 Financial Statements (the “2005 Balance Sheet”) (except as sold or otherwise disposed of in the ordinary course of business since December 31, 2005, or as expressly provided for in this Agreement), free and clear of all encumbrances, liens or charges of any kind or character except: (a) those securing liabilities of the Company incurred in the ordinary course (with respect to which no default exists); (b) property leased pursuant to leases disclosed on any Schedule hereto; (c) liens of real estate and personal property Taxes; and (d) imperfections of title and encumbrances, if any, which, in the aggregate do not have a Material Adverse Effect on the business, properties or assets of the Company.

(h)  Accounts Receivable; Inventory

(i)  Schedule 3.1(h)(i) hereto sets forth a true and complete list of the Accounts Receivable as of December 31, 2005 and as of May 31, 2006 and the individual aging with respect thereto. All of the Accounts Receivable reflected on Schedule 3.1(h)(i) are good and collectible in the ordinary course of business at the recorded amounts thereof, less the amount of the reserves for bad accounts reflected thereon (which reserves have been established in accordance with GAAP on a basis consistent with past practice), and, to the best of the Company’s and Sellers’ knowledge are not subject to any counterclaims or offsets.

(ii)  Schedule 3.1(h)(ii) hereto sets forth a true and complete list of the Inventory. The Inventory is of such quality and quantity as to be usable and saleable by the Company in the ordinary course of business, has been priced at the lower of cost or market value using the “first-in, first-out” method, and is free of any defect or deficiency, subject only to the reserve for Inventory writedown set forth on the face of the Final 2005 Balance Sheet as adjusted for operations and transactions through the Closing Date. The level of Inventory reflected on Schedule 3.1(h)(ii) and the Final 2005 Balance Sheet are not excessive in light of the Company’s normal operations of the Business and are adequate to conduct the Company’s operations in the ordinary course of business.

(i)  Intellectual Property.  Schedule 3.1(i) hereto sets forth a true and complete list of all licenses, patents, patents pending, registered copyrights, trade names, trademarks and service marks comprising Intellectual Property. None of the Sellers nor any officer, director or employee of the Company, or any of their respective Affiliates or Associates, has any ownership, royalty or other interest in any of the Intellectual Property. The Company has either all right, title and interest in and to, or valid and enforceable rights under contract to use, all items of Intellectual Property material to, or necessary to conduct, the Business of the Company as it is presently conducted or contemplated to be conducted, free and clear of all Liens other than Permitted Liens. There are no material restrictions on the direct or indirect transfer of any contract or other agreement, or any interest therein, held by the Company in respect of any item of Intellectual Property. The Company is not in default (or, with the giving of notice or lapse of time or both, would be in default) under any contract or other agreement to use any item of Intellectual Property required to be set forth on Schedule 3.1(i). None of the Intellectual Property infringes or conflicts with, and neither the Company nor any of Sellers has received any notice of infringement of or conflict with, any license, patent, copyright, trademark, service mark or other intellectual property right of any other Person and, there is no material infringement or material unauthorized use by any Person of any of the Intellectual Property owned by the Company. Except as set forth on Schedule 3.1(i), the validity or enforceability of any of the Intellectual Property or the title of the Company thereto has not been questioned in any litigation, governmental inquiry or proceeding to which the Company is party and to the knowledge of the Company or any of the Sellers, no such litigation, governmental inquiry or proceeding is threatened. The Company has taken all actions necessary and appropriate to preserve the confidentiality of all trade secrets, proprietary and other confidential information material to the business and operations of the Company.

(j)  Bank Accounts; Credit Cards; Corporate Accounts; and Powers of Attorney.  Schedule 3.1(j) hereto sets forth a true and complete list showing (i) the names of all banks in which the Company has an account or safe deposit box, the account numbers for each account at such banks and the names of all Persons authorized to draw thereon and who have access thereto; (ii) the names of all credit card issuers with whom the Company has an account and the names of all Persons authorized to use such accounts or who have access thereto; (iii) the names of all cellular telephone, phone card or other corporate accounts with whom the Company has an account and the names of all Persons authorized to use such accounts or who have access thereto; and (iv) the names of all Persons, if any, holding powers of attorney from the Company. There are no automatic, periodic or scheduled withdrawals or debits with respect to the bank or corporate accounts required to be set forth on Schedule 3.1(j) hereto.

(k)  Absence of Undisclosed Liabilities. The Company does not have any Liabilities, including guarantees and indemnities by the Company of Liabilities of any other Person, except (i) Liabilities as and to the extent reflected on the Final 2005 Balance Sheet; (ii) Liabilities incurred by it in the ordinary course of business and consistent with past practice since the date of the 2004 Balance Sheet (none of which is a material Liability for breach of contract, breach of warranty, tort, infringement, claim, lawsuit or other proceeding) and adequately reflected on the books and records of the Company; (iii) obligations not in default under contracts entered into by it in the ordinary course of business; and (iv) the Liabilities set forth on Schedule 3.1(k) hereto.

(l)  Litigation. Except as set forth on Schedule 3.1(l) hereto, there are no claims, suits or actions, administrative, arbitration or other proceedings, or governmental investigations pending or, to the knowledge of the Company or any of the Sellers, threatened against or affecting, or reasonably likely to adversely affect, the Company or any of its properties, assets or business or the transactions contemplated hereby. There are no outstanding judgments, orders, stipulations, injunctions, decrees or awards against the Company that have not been fully satisfied.

(m)  Material Contracts.  Schedule 3.1(m) hereto sets forth a true and complete list, and brief description, of each Material Contract. True and complete copies of all written Material Contracts required to be set forth on Schedule 3.1(m) have been furnished to the Purchaser and, except as set forth on Schedule 3.1(m), each of them is in full force and effect. Except as set forth on Schedule 3.1(m), neither the Company nor, to the knowledge of the Company or any of the Sellers, any other Person that is a party to a Material Contract or is otherwise bound thereby is in default thereunder, and no event, occurrence, condition or act exists that, with the giving of notice or the lapse of time or both, would give rise to any default or right of cancellation thereunder. To the knowledge of the Company or any of the Sellers, there have been no threatened cancellations of any of the Material Contracts and there are no outstanding disputes thereunder. There are no agreements, understandings or arrangements with any other Person in respect of the Material Contracts that, other than as provided therein: (i) give any Person the right to renegotiate or require a reduction in the price paid to the Company or the repayment of any amount previously paid, (ii) provide for the sharing of any revenues or profits by or with the Company or (iii) provide for discounts, allowances or extended payment terms.

(n)  Insurance.  Schedule 3.1(n) hereto sets forth a true and complete list of all policies of insurance under which the Company or any of its officers or directors (in such capacity) is an insured party, beneficiary or loss payable payee, and the expiration date of each such policy. The Company is current in all of its premiums for its insurance policies. True and complete copies of all such policies have been provided to the Purchaser. Such policies are in full force and effect and they will remain in full force and effect and will not terminate or lapse or otherwise be affected in any way by reason of the transactions contemplated hereby. The Company is not in default with respect to any provision contained in any such policy, the Company has not received or given a notice of cancellation or non-renewal with respect to any such policy and the Company has not received a reservation of rights letter with respect to any such policy. Except as set forth on Schedule 3.1(n), no claims have been made by the Company under any such policy, and no event has occurred and no state of facts exists in respect of which the Company is entitled to make a claim under any such policy.

(o)  Employees.

(i)  Schedule 3.1(o) hereto sets forth a true and correct summary of the following information for each current employee of the Company, including each employee on leave of absence, disability or layoff status: name; job title; employment status; current compensation rate and any change(s) in compensation since December 31, 2004; vacation time accrued; and service years credited for purposes of vesting or eligibility to participate in any Benefit Plan. Except as set forth on Schedule 3.1(o), the Company has no written or oral union, collective bargaining, employment, management, severance or consulting agreements or arrangements to which the Company is a party or by which it is otherwise bound. No union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of any group of employees that includes any employees of the Company. There is no pending or, to the knowledge of the Company or any of the Sellers, threatened representation proceeding or petition, strike, work stoppage, work slowdown, unfair labor practice charge or complaint or other material labor dispute affecting any employee of the Company.

(ii)  Except as set forth in Schedule 3.1(o), none of the Sellers, nor any officer nor employee of the Company are, parties to or are otherwise bound by any oral or written agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, with any Person (other than the Company) that in any way limits or adversely affects or will limit or affect (A) the performance of his/her duties as an employee, officer or director of the Company after the Closing or (B) the ability of the Company to conduct its business as it currently exists or as currently contemplated.

(p)  Employee Arrangements; ERISA.

(i)  Schedule 3.1(p) hereto sets forth a true and complete list of all Benefit Plans. The Company has delivered to the Purchaser true and complete copies of each Benefit Plan (including any related trust agreement), the most recent summary plan descriptions and all other material employee communications embodying or relating to any Benefit Plan, the most recent Internal Revenue Service determination letter (if the plan is intended to be qualified under Section 401(a) of the Code, and the annual reports filed on Form 5500 (including all schedules and accountants’ opinions) for the two most recent completed plan years, if such reports were required to be filed. Except as set forth on Schedule 3.1(p), the Company has not announced or otherwise made a commitment to create any bonus, option, deferred compensation, pension, profit sharing or retirement plan or arrangement, severance arrangement or other fringe benefit plan.

(ii)  Each of the Benefit Plans required to be set forth on Schedule 3.1(p) is and has at all times been in compliance with all applicable provisions of ERISA, the Code and other applicable Laws.

(iii)  Except as set forth on Schedule 3.1(p), the execution and delivery of, and the performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any Benefit Plan or individual agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee, consultant, agent or director of the Company.

(iv)  Each Benefit Plan that is a “group health plan” (within the meaning of Code Section 4980B) has been administered in compliance with the coverage continuation requirements of COBRA, and as provided under Code Section 4980 and any regulations promulgated or proposed under the Code. The Company and each Benefit Plan are in compliance with the requirements of the Health Insurance Portability and Accountability Act to the extent such requirements are applicable.

(v)  At no time has the Company contributed to, been required to contribute to or incurred any Liability to any Benefit Plan that: is a multi-employer plan, as defined in Section 3(37) of ERISA; is a multiple employer welfare arrangement, as defined in Section 3(40) of ERISA; is a multiple employer plan, as described in Section 210 of ERISA, subject to Title IV of ERISA; or provides health (other than as required under COBRA), life or other welfare benefits to former employees, directors or consultants.

(vi)  No event has occurred or is threatened that would constitute a reportable event (for which any applicable notice requirement has not been waived) within the meaning of Section  4043(b) of ERISA with respect to any Pension Plan.

(vii)  Each Pension Plan that is intended to meet the requirements of Code Section 401(a) meets, and since its inception has met, the requirements for qualification under Code Section 401(a) and nothing has occurred that would adversely affect the qualified status of any such Pension Plan. The IRS has issued a favorable determination letter with respect to the qualification under the Code of each Pension Plan and the IRS has not taken any action to revoke or suspend any such letter.

(viii)  Those sections of all annual reports heretofore filed with the IRS or the Department of Labor by or on behalf of every Benefit Plan that were required to be so certified were certified without qualification by the accountants or actuaries of such Benefit Plan.

(ix)  The Company has made all contributions required to be made by it to each Benefit Plan under the terms of the Benefit Plan and applicable Law. No prohibited transaction (as defined in Code Section 4975 or Section 406 of ERISA) has occurred with respect to any Benefit Plan that could subject any Benefit Plan or any related trust, the Company, any Affiliate, the Purchaser or any director, officer or employee of any of them to any Tax or penalty imposed under Code Section 4975 or Sections 502(i) or 502(1) of ERISA, directly or indirectly, and whether by way of indemnity or otherwise.

(q)  Tax Matters. Except as set forth on Schedule 3.1(q) hereto:

(i)  the Company has filed (on a timely basis, including applicable extensions) with the appropriate governmental agencies any federal, state, local and foreign Tax Returns required to be filed by it and has paid in full all Taxes due. All such Tax Returns were true and complete in all material respects as shown thereon.

(ii)  the Company is not currently the beneficiary of any extension of time within which to file any Tax Return;

(iii)  the Company has provided the Purchaser with true and complete copies of all income Tax Returns filed by it since the inception of the Business and filed by each of its Subsidiaries since the earlier of the applicable Subsidiary’s inception or the applicable Subsidiary’s 2002 fiscal year;

(iv)  there are no Tax Liens upon any properties or assets of the Company other than any statutory Liens for Taxes not yet due and payable or which are being contested in good faith;

(v)  the Company has not waived any statute of limitations in respect of Taxes or executed or filed with any governmental authority any agreement extending the period for the assessment or collection of any Taxes, and it is not a party to any pending or, to the knowledge of the Company or any of the Sellers, threatened suit, action or proceeding by any governmental authority for the assessment or collection of Taxes;

(vi)  there is no unresolved written claim by a governmental authority in any jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation by such jurisdiction;

(vii)  except as set forth in Schedule 3.1(q), there has been no examination or audit or court proceeding with respect to Taxes with respect to any year since the Company’s inception;

(viii)  the Company has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Sellers or other Person;

(ix)  the unpaid Taxes of the Company (A) did not, as of the date of the Final 2005 Balance Sheet, exceed the reserve for Tax Liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Final 2005 Balance Sheet and (B) will not exceed that reserve, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company;

(x)  the Company has not filed a consent under Code Section 341(f) concerning collapsible corporations;

(xi)  the Company has not been a United States real property holding corporation (within the meaning of Code Section 897(c)(2)) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company is not a party to or otherwise bound by any Tax indemnification, allocation or sharing agreement;

(xii)  the Company will not be required to include any item of income in, or exclude any item of deduction from, its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) ”closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local or foreign Tax Law), (C) installment sale or open transaction disposition made on or prior to the Closing Date or (D) prepaid amount received on or prior to the Closing Date;

(xiii)  no power of attorney has been granted by the Company with respect to any matters relating to Taxes that is currently in effect; and

(xiv)  since the date of its incorporation, the Company has always been an S Corporation within the meaning of Code Section 1361(a)(1).

(r)  Compliance with Applicable Laws. The Company is and has been in compliance with all Laws applicable to the Company or to the conduct of its business or operations or to the use of its properties or assets, including, without limitation, all privacy, employment and human rights Laws. The Company has not received written notice of any violation or alleged violation of any Law by the Company. To the knowledge of the Company or any of the Sellers, there is no pending or proposed legislation applicable to the Company or to the conduct of its business or operations that, if enacted, could reasonably be expected to have a Material Adverse Effect. No event has occurred and no circumstance exists that could reasonably be expected to constitute or result in (with or without notice or lapse of time or both) a violation of or failure to comply with (i) a material requirement of any Law by the Company or (ii) an order of any court with respect to which the Company or any of its assets or properties is subject. For purposes of clarity, this Section 3.1(r) does not apply, and Section 3.1(q) contains the sole representations of the Company and the Sellers related to, Tax matters.

(s)  Regulatory Permits. The Company possesses all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(t)  Domain Names.  Schedule 3.1(t) hereto sets forth a true and complete list of all domain names owned or used by the Company in the conduct of its business. None of the Sellers and no officer, director or employee of the Company or any of their respective Affiliates or Associates has any ownership or other interest in the domain names. None of the domain names infringes or conflicts with any trademarks, trademark rights, trade names, trade name rights, service marks or other rights of any Person. The Company has not obtained rights to any domain name in violation of any Law, including, without limitation, the Anticybersquatting Consumer Protection Act.

(u)  Absence of Certain Changes. Except as and to the extent set forth on Schedule 3.1(u) hereto, since December 31, 2005, the Company has not:

(i)  incurred any indebtedness for borrowed money or any other material Liabilities or obligations, except those which are less than $10,000 individually and $25,000 in the aggregate and incurred in the ordinary course of business and consistent with past practice, or experienced any increase in, or change in any underlying assumption or method used in calculating, any bad debt, contingency or other reserve;

(ii)  except for regularly scheduled payments of principal and interest on indebtedness for borrowed money that were required in accordance with the express terms thereof, paid, discharged or satisfied any claim, Liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities and obligations (x) reflected or reserved against on the Final 2005 Balance Sheet or (y) incurred since the date thereof in the ordinary course of business and consistent with past practice;

(iii)  caused, permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien other than (A) Liens for Taxes not yet due and payable or being contested in good faith, (B) Liens of materialmen, mechanics, carriers, landlords and like Persons that are not yet due and payable and (C) those Liens set forth on Schedule 3.1(u)(iii) hereto, all of which Liens shall be released on or prior to the Closing (collectively, “Permitted Liens”).

(iv)  written off as uncollectible any notes or Accounts Receivable, except for write-offs in the ordinary course of business and consistent with past practice, none of which is material and all of which together do not exceed $10,000 in the aggregate;

(v)  canceled any debts or waived or suffered to lapse any claims or rights of material value, or sold, transferred or otherwise disposed of any of its tangible properties or assets, except in the ordinary course of business and consistent with past practice;

(vi)  made any single capital expenditure or commitment in excess of Ten Thousand Dollars ($10,000) for additions to property, equipment or intangible assets or made aggregate capital expenditures or commitments in excess of Twenty-Five Thousand Dollars ($25,000) for additions to property, equipment or intangible assets;

(vii)  issued, granted, redeemed or repurchased any shares of its capital stock or any options, warrants or other rights to acquire its capital stock, or declared, paid or set aside for payment any dividend or other distribution in respect of any of its capital stock;

(viii)  made any change in any of its methods of accounting or accounting practices or principles;

(ix)  paid, loaned or advanced any amount, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any Affiliate or Associate;

(x)  disposed of or suffered to lapse any right to use any domain name, web address or item of Intellectual Property, or disposed of or disclosed to any Person any trade secret, formula, process or know-how or any other confidential information relating to the Company;

(xi)  acquired any assets or properties other than in the ordinary course of its business;

(xii)  suffered any material adverse change in its Business, operations, assets or condition (financial or otherwise);

(xiii)  granted any increase in the compensation (including any increase pursuant to any bonus, pension, profit-sharing or other plan) payable or to become payable to any officer or employee, and no such increase is customary or required by any agreement or understanding; or

(xiv)  agreed, in writing or otherwise, to take any action described in this Section 3.1(u).

(v)  Brokers. Except as set forth on Schedule 3.1(v) hereto, no agent, broker, firm or other Person acting on behalf of the Company or the Sellers, or under the authority of any of the foregoing, is or shall be entitled to a brokerage commission, finder’s fee or similar payment in connection with any of the transactions contemplated hereby from the Company, any Seller or the Purchaser. The Sellers shall have the sole obligation and responsibility to pay any Person identified on Schedule 3.1(v).

(w)  Disclosure. No representation or warranty made by the Company or the Sellers herein or in any of the Ancillary Agreements contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements herein or therein not misleading.

(x)  Affiliated Transactions. Except as set forth on Schedule 3.1(x) hereto, none of the Sellers nor any director or officer of the Company (or any of their respective Affiliates or Associates) (i) is a party to or otherwise a beneficiary of any agreement, transaction or arrangement (oral or written) with or involving the Company or (ii) has any claim, monetary or otherwise, against the Company.

(y)  Disclosure Schedules. The Schedules are integral parts of this Agreement. Nothing in a Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Schedule identifies the exception with reasonable particularity, including by explicit cross-reference to another Schedule to this Agreement. Without limiting the generality of the foregoing, the mere listing, or inclusion of a copy, of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the representation or warranty is being made as to the existence of the document or other item itself. The Company and the Sellers are responsible for preparing and arranging the Schedules corresponding to the lettered and numbered sections contained herein. Disclosure made in a specific Schedule shall be deemed not to have been disclosed with respect to any other Schedule unless an explicit cross-reference is appropriately made.

(z) The Company Subsidiaries are duly organized, validly existing and in good standing under the laws of Wisconsin, and have full corporate power and authority to own, lease and operate their assets and properties and to carry on their business as presently conducted by them.

3.2  Representations and Warranties of the Sellers. Each Seller hereby, for him or herself and for no other Seller, represents and warrants as follows:

(a)  Capacity; Validity; No Conflicts. Such Seller has the legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which he or she is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which such Seller is a party have been duly and validly executed by such Seller and constitute the valid and binding obligations of such Seller, enforceable against him or her in accordance with his or her respective terms, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws. Neither the execution and delivery by such Seller of this Agreement and the Ancillary Agreements (to the extent that he or she is a party thereto), nor the consummation of the transactions contemplated hereby or thereby, nor the performance by such Seller (to the extent that he or she is a party thereto) of his or her obligations hereunder or thereunder, shall (or, with the giving of notice or the lapse of time or both, would) (i) give rise to a conflict or default, or any right of termination or cancellation, under the provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which such Seller is a party or by which such Seller is otherwise bound; (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to such Seller; or (iii) result in the creation or imposition of any Lien upon any of the properties or assets of such Seller.

(b)  Stock Ownership. Except as set forth in Schedule 3.2(b), such Seller is the sole record holder and beneficial owner of the Company Stock, and such Company Stock is free and clear of all restrictions on transfer (other than restrictions of general applicability under the Securities Act and state securities Laws) and Liens. Except as set forth on Schedule 3.2(b), such Seller is not a party to any option, warrant, right, contract, call, put, or other agreement or commitment providing for the disposition or acquisition of any Company Stock (other than this Agreement). Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the transfer or voting of the Company Stock. The transfer of the Company Stock by such Seller as provided herein shall, upon the Closing, vest the Purchaser with good and marketable title to such Shares, free and clear of all Liens. Joel Konicek and James Peroutka own a majority of the Owned Shares and in no instance can any person or person gain control of the voting power of Cyberlynk

(c)  Investment Intent. Such Seller is acquiring the Purchaser Common Stock as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Purchaser Common Stock or any part thereof, without prejudice, however, to such Seller’s right at all times to sell or otherwise dispose of all or any part of such Purchaser Common Stock in compliance with applicable federal and state securities laws.  Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by such Seller to hold the Purchaser Common Stock for any period of time.  Such Seller does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Purchaser Common Stock.

(d)  Experience of Such Seller. Such Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchaser Common Stock, and has so evaluated the merits and risks of such investment. Such Seller is able to bear the economic risk of an investment in the Purchaser Common Stock and, at the present time, is able to afford a complete loss of such investment.

(e)  General Solicitation. Such Seller is not purchasing the Purchaser Common Stock as a result of any advertisement, article, notice or other communication regarding the Purchaser Common Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f)  Disclosure Schedules. Each Seller further acknowledges that it has had full and adequate opportunity to request additional information from and to ask questions of the Purchaser.

3.3  Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company and the Sellers as follows:

(a)  Organization and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted by it.

(b)  Authority; Validity; No Conflicts. The execution and delivery by the Purchaser of this Agreement and of each of the Ancillary Agreements to which it shall be a party, the performance by the Purchaser of its obligations under this Agreement and such Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Purchaser, and Purchaser has all necessary corporate power with respect thereto. This Agreement and the Ancillary Agreements to which it shall be a party are, or when executed and delivered by the Purchaser shall be, the valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws. Neither the execution and delivery by the Purchaser of this Agreement or the Ancillary Agreements to which it shall be a party, nor the consummation of the transactions contemplated hereby or thereby, nor the performance by the Purchaser of its obligations hereunder or thereunder, shall (or, with the giving of notice or the lapse of time or both, would) (i) conflict with or violate any provision of the Certificate of Incorporation or By-Laws of the Purchaser; (ii) violate any Law applicable to the Purchaser or any of its properties or assets; or (iii) conflict with, cause a default under, or require consent or approval of any party under any material contract or agreement to which the Purchaser is a party.

(c)  Compliance with Law. The Purchaser is in compliance with all applicable Laws.

(d)  Capitalization. The authorized capital stock of the Purchaser consists of (i) 40,000,000 shares of common stock, $0.01 par value per share, of which 100 shares of common stock are issued and outstanding and (ii) 10,000,000 shares of preferred stock, $1.00 par value per share, of which no shares are issued and outstanding. All outstanding shares of the Purchaser capital stock have been duly authorized and validly issued and are fully paid and non-assessable and are subject to redemption by the Company for an aggregate of $1.00, which redemption will be effected immediately upon the Closing of this Agreement. All prior offerings and issuances of the Purchaser capital stock have been made in accordance with applicable federal and state securities Laws. There are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Purchaser, or contracts, commitments, understandings or arrangements by which the Purchaser is or may become bound to issue additional shares of capital stock of the Purchaser or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Purchaser. The Purchaser does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

(e)  No Other Operations. Since the date of inception, the Purchaser has conducted no business other than organizational matters and has no material assets or liabilities, executory contracts (except for this Agreement and the Ancillary Documents), pending claims or litigation.

(f)  Common Stock. When issued in accordance with this Agreement, the Common Stock issued as Merger Consideration, including Earn Out Shares, will be in the form of validly issued, fully paid and non-assessable shares of the Purchaser capital stock with no personal liability attaching to the ownership thereof and will be free and clear of any Liens other than as set forth in the Escrow Agreement.

4.  Covenants.

The Sellers, the Company and the Purchaser hereby covenant and agree as:

4.1  Public Announcements. The Sellers, the Company and the Purchaser agree that they will consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and any press release or any public statement shall be subject to the mutual agreement of the parties, except as may be required by the disclosure obligations of parties or parties under applicable securities laws.

4.2  Satisfaction of Certain Permitted Liens. At or prior to Closing, the Company shall satisfy and obtain the release of all Liens required to be identified on Schedule 3.1(u)(iii). Such covenant may be satisfied by the Sellers and the Company by obtaining and delivering to the Purchaser on or prior to the Closing Date, lender final payoff letters in respect of such Liens, and documents releasing all such Liens (including UCC-3 termination statements), which letters and agreements shall be irrevocable effective subject only to the payment of the third-party debt.

4.3  Tax Treatment. The Purchaser shall not take, or agree to take, any action that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Code Section 368(a).

4.4  Valuation Rights.

(a) At any time upon thirty (30) days written notice to the Purchaser or, in the event the Parent elects to sell all of its capital stock of the Purchaser prior to the Final Earn Out Valuation Date, the Sellers shall have the right, at the Sellers’ expense, to seek a valuation of the Purchaser to determine the Equity Value on such date (the “Valuation Date”) and the Purchaser’s Restricted Shares or Earn Out Shares (or portion thereof) will vest (and as to Earn Out Shares, will be released from escrow), in accordance with the Escrow Agreement or the Restricted Stock Agreement, as applicable. The exercise of the Valuation right described herein shall not preclude any subsequent Valuation of the Restricted Shares or the Earn Out Shares pursuant to the Escrow Agreement or the Restricted Stock Agreement, as applicable.

(b) Upon the death or Disability (as defined in the applicable Employment Agreement) of a Seller employed by the Purchaser, such Seller (or his/her successors or assigns) shall have a right, at such Seller’s expense and upon thirty (30) days written notice, to seek a Valuation to determine the Equity Value of the Purchaser. Based on such Equity Value, which shall be determined as of the date of the termination of such Seller’s employment with the Purchaser resulting from his/her death or Disability, the portion of the Restricted Shares and the Earn Out Shares earned as of such date shall vest or be released (as applicable). With respect to Restricted Shares or Earn Out Shares held by a Seller (or his/her successors or assigns) whose employment with the Purchaser terminates as a result of his/her death or Disability, any such Restricted Shares or Earn Out Shares not vested or released pursuant to this Section 4.4(b) shall be forfeited.

4.5  Forecast.  Sellers and Purchaser have agreed on forecasted revenue and EBITDA for the Purchaser for the 2006 fiscal year (the “Forecast”), a copy of which is attached hereto as Exhibit H. The Forecast shall not be revised without the unanimous written consent of the Purchaser’s Board of Directors (the “Board”). Prior to each subsequent fiscal year of the Purchaser, the Purchaser agrees to present a Forecast to the Board for such fiscal year, which forecast must be unanimously approved by the Board.

4.6  Option to Purchase Accutek Shares. Joel Konicek and James Peroutka represent and warrant that (i) they own 100% of the capital stock (and all securities convertible into the capital stock) of Accuteck LLC., a Wisconsin coporation, (ii) Accuteck LLC owns 67% of the capital stock (and all securities convertible into the capital stock) of Innovative Control Systems, Inc. a Wisconsin corporation (“Accutech”) and (iii) there are no restrictions on the sale or transfer of Accutek’s, or their capital stock, of Accutech (except any registration requirements under state and federal securities laws). For the period beginning on August 15, 2007 and ending on February 15, 2008 (the “Option Period”), Joel Konicek and James Peroutka hereby agree to grant to the Purchaser the option (the “Option”) to purchase all of their ownership interests in Accutek (as well as any capital stock they individually, or through any entity, own of Accutech) (the “Option Shares”) based on the fair market value of Accutech as an on-going concern as determined by USBX Advisory Services, Inc. (“USBX”) or Focus Enterprises, Inc. (“Focus”) as of the date of the delivery of written notice of the exercise of the Option. Purchaser shall complete the purchase of all of the Option Shares within fifteen (15) days of the determination of the fair market value of Accutech. In addition, Joel Konicek and James Peroutka hereby agree to provide the Purchaser (i) written notice of any bona fide offer to purchase the Option Shares and (ii) the opportunity to exercise the Option for the thirty (30) day-period following the date of such notice until the expiration of the Option Period. The Option shall not be assignable.

Covenants in this Section 4 and contained elsewhere in this Agreement which by their terms are intended to be performed by or available to any party to this Agreement after the Closing Date shall survive the Closing Date.

5.  Conditions to Closing.

The parties shall not be bound to close under this Agreement unless, on or before the Closing Date:

(a) The Purchaser receives and approves the Company’s audited financials for the Fiscal Years ending December 31, 2004 and 2005.

(b) SecurityInc, LLC, a Wisconsin limited liability company, Wisconsin Cyberlynk Network, Inc., a Wisconsin corporation (“Cyberlynk”), and Autoaccess ID Security Solutions, Inc., a Delaware corporation, shall be wholly owned subsidiaries of the Company.

(c) The Transaction Documents, in form and substance satisfactory to the parties and their counsel, have been duly executed and delivered.

(d) The Purchaser has completed a satisfactory due diligence investigation of the Company and its subsidiaries.

(e) The transactions contemplated by the Transaction Documents have been approved by (i) the Boards of Directors of the Parent, the Purchaser and the Company and (ii) the requisite vote of the stockholders of the Company.

(f) The Certificate of Designation of the Purchaser, in the form attached hereto as Exhibit E, shall have been filed with the Department of State of the State of Delaware.

(g) The Employment Agreements between the Purchaser and each of Joel Konicek, Charles Martin and James Peroutka shall have been duly executed and delivered;

(h) The Company or its Subsidiaries shall not have shareholder loans in excess of $500,000; and

(i) The Company and all of the Company Subsidiaries shall have terminated their S Corporation status.

6.  Certain Tax Matters.

6.1  Tax Returns. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for (x) all taxable periods ending on or prior to the  Closing Date and (y) all taxable periods beginning before and ending after the Closing Date. Each such Tax Return shall be prepared in a manner consistent with prior practice of the Company and shall be delivered to Sellers at least 15 days prior to filing. No such Tax Return shall be filed without the written consent of Sellers.

6.2  Amended Returns. Neither the Purchaser nor any Affiliate or Associate of the Purchaser may amend a Tax Return of the Company with respect to a taxable period (or portion thereof) ending on or before the Closing Date without the written consent of Sellers.

6.3  Closing Date Transactions.  Neither the Purchaser nor any of its Affiliates or Associates shall make or cause to be made any extraordinary transaction or event on the Closing Date that would result in any increased Tax Liability for which Sellers would be required to provide indemnification pursuant to Article 7 or that would result in any increased personal income Tax Liability of Sellers.

6.4  No Section 338 Election. Neither the Purchaser nor any of its Affiliates or Associates shall make any election under Code Section 338 with respect to the Company.

6.5  Cooperation on Tax Matters. The Purchaser, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees or representatives available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Company (after the Closing) shall (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations for the respective taxable periods, and abide by all record retention agreements entered into with any taxing authority and (ii) give the Sellers reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Sellers so direct in writing, the Company shall allow the Sellers to take possession of such books and records.

(a) Each of the Purchaser and the Sellers shall, upon request from the other party, use reasonable best efforts to obtain any certificate or other document from any governmental authority or other Person as may be necessary to mitigate, reduce, defer or eliminate any Tax that could be imposed with respect to a taxable period (or portion thereof) ending only on or before the Closing Date (including, but not limited to, with respect to the transactions contemplated hereby).

6.6  Certain Taxes. All transfer (including real property), documentary, sales, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Purchaser when due, and the Purchaser will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, stamp, registration and other similar Taxes and fees. If required by applicable Law, Sellers will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

7.  Survival; Indemnification.

7.1  Survival of Representations, Warranties, Covenants. Notwithstanding any right of the Purchaser to investigate the business and condition of the Company, the Purchaser shall be entitled to rely upon the representations, warranties, covenants and agreements of the Company and the Sellers shall be entitled to rely upon the representations, warranties, covenants and agreements of the Purchaser. All representations, warranties, covenants and agreements contained in this Agreement (including the Schedules hereto) and in all certificates required hereby to be delivered with respect hereto shall be deemed to be representations, covenants, warranties and agreements hereunder and shall survive the Closing Date (or, if there is no Closing, the date hereof) for a period of eighteen (18) months; provided, however, that (i) any such representations, covenants, warranties and agreements shall survive the time(s) that they would otherwise terminate with respect to claims of which notice has been given as provided in this Agreement prior to such termination; and (ii) such time limitation shall not apply to the representations, warranties and agreements contained in (A) Sections 3.1(a), (p) and (q) hereof, which shall survive until thirty (30) days following the expiration of the applicable statute of limitations (including any extension(s) thereof), and (B) Section 3.1(v) hereof, which shall survive indefinitely. Any limitation or qualification set forth in any one representation and warranty contained in Section 3 hereof shall not limit or qualify any other representation and warranty contained in such Section. Each representation and warranty included in Section 3 is independent and shall be interpreted without regard to any other representation or warranty contained in Section 3 (including any more inclusive representation or warranty). The waiver by any party of any condition at the Closing or the breach or inaccuracy of any representation or warranty, or the breach of or non-compliance with any covenant or obligation, shall not affect the right of such party to the indemnification, payment or reimbursement of Losses or any other remedy based on such breach, inaccuracy or non-compliance.

7.2  Indemnities of the Company and the Sellers. The Sellers shall jointly and severally indemnify, defend and hold harmless the Purchaser, its Affiliates and Associates (including the Company) and their respective directors, officers, stockholders, agents, successors and permitted assigns (the “Purchaser Indemnitees”) from and against, and shall pay and reimburse the foregoing Persons for, any and all Losses relating to or arising out of the breach (or alleged breach if asserted by a third party) of any representation, warranty, covenant or agreement of the Sellers or the Company contained in this Agreement. Any amount paid by reason of indemnification contained in this Section 7 shall be treated as a reduction of the aggregate Merger Consideration. All indemnification amounts paid by the Sellers shall be net of any recoveries of the Purchaser Indemnitees under existing insurance policies or indemnity from third parties, or net of any reduction in Taxes actually realized by the Purchaser Indemnitees on account of the facts or circumstances giving rise to the indemnity, and increased by any Taxes incurred by the Purchaser Indemnitees on account of receipt of the indemnity payments. Notwithstanding the above, the Sellers shall be severally (and not jointly) liable for indemnification obligations arising in connection with a breach or violation of Sections 3.2(b), (c) and (d), 8.1, 8.2 and/or 8.3.

7.3  Procedures for Indemnification; Defense. If any party (the “Indemnitee”) incurs Losses or receives notice of any claim or the commencement of any action or proceeding with respect to which the other party (or parties) is obligated to provide indemnification (the “Indemnifying Party”) pursuant to Sections 7.2 or 7.3 hereof, the Indemnitee shall adhere to the following procedures:

 (a)  Direct Losses. If Indemnitee incurs direct Losses, other than as a result of a third party claim, Indemnitee shall provide the Indemnifying Party written notice of such direct Losses within the time limits of the indemnity set forth in Section 7.1 hereof. The notice shall describe the claim in reasonable detail, including the amount of such Losses (estimated if appropriate) that have been or may be sustained by the Indemnitee. The failure to provide such notice shall not affect the Indemnifying Party’s obligations hereunder, unless such party is materially prejudiced as a result thereof. Within ten (10) days of receipt of the notice, the Indemnifying Party shall pay the amount of such Losses to Indemnitee, otherwise Indemnitee may proceed to seek to collect these amounts either pursuant to Section 7.8 hereof or through legal action in accordance with Section 9 of this Agreement.

(b)  Defense of Third Party Claims. Indemnitee shall give the Indemnifying Party written notice thereof within a reasonable period of time following the Indemnitee’s incurring receipt of notice of a third party claim. Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if appropriate) of the Losses that have been or may be sustained by the Indemnitee. The failure to provide such notice shall not affect the Indemnifying Party’s obligations hereunder, unless such party is materially prejudiced as a result thereof. The Indemnifying Party may, subject to the other provisions of this Section 7.4, compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted Liability of the Indemnitee in respect of a third-party claim. If the Indemnifying Party shall elect to compromise or defend such asserted Liability, it shall, within thirty (30) days (or sooner, if the nature of the asserted Liability so requires), notify the Indemnitee of its intention to do so and the Indemnitee shall reasonably cooperate, at the request and reasonable expense of the Indemnifying Party, in the compromise of, or defense against, such asserted Liability. The Indemnifying Party shall not be released from any obligation to indemnify the Indemnitee hereunder with respect to a claim without the prior written consent of the Indemnitee, unless the Indemnifying Party shall deliver to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to or injunctive relief against the Indemnitee and a complete release of the Indemnitee with respect thereto, which agreement shall not limit or impair the Indemnitee’s ability to conduct its business. The Indemnifying Party shall have the right, except as provided below in Section 7.4, to conduct and control the defense of any third-party claim made for which it has been provided notice hereunder. All costs and fees incurred with respect to any such claim shall be borne by the Indemnifying Party. The Indemnitee shall have the right to participate, but not control, at its own expense, the defense or settlement of any such claim; provided, that if the Indemnitee and the Indemnifying Party shall have conflicting or different claims or defenses, the Indemnifying Party shall not have control of such conflicting or different claims or defenses and the Indemnitee shall be entitled to appoint a separate counsel for such claims and defenses at the cost and expense of the Indemnifying Party; provided, further, that if the Indemnifying Party shall not assume and pursue in a timely and diligent manner the defense of any third-party claim, the Indemnifying Party shall cede control of such claim and the Indemnitee shall be entitled to appoint a counsel of its choice for such defense, at the cost and expense of the Indemnifying Party. If the Indemnifying Party shall choose to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably required for such defense.

7.4  Limitations on Indemnification. Notwithstanding any provision contained in this Section 7 to the contrary, no Indemnitee shall be entitled to assert any claim for indemnification in respect of breach(es) of representations and warranties under Sections 6.1, 7.2 or 7.3 hereof until such time as all claims for indemnification by such Person (and all related Indemnitees) hereunder shall exceed $25,000 (the “Basket”), such Basket being deducted from any claim for indemnification; provided, however, that the aggregate dollar amount of Purchaser’s indemnification obligations hereunder may not exceed $3,000,000  (the “Claims Limitation”), except (i) if the Indemnifying party shall have provided information to the Purchaser in connection herewith or made any representation or warranty contained herein that, in either case, was made with fraudulent intent or (ii) for breaches of Section 8 hereof, in either of which event neither the Basket nor the Claims Limitation shall apply. In addition, the Basket shall not apply to Section 1.8, or any breach(es) of the representations, warranties and agreements contained in Sections 3.1(a), 3.1(c), 3.1(p), 3.1(q), 3.1(v) and 3.2(b) hereof. For purposes of this Section 7 only, the calculation of Losses arising out of a party’s breach of a representation or warranty in this Agreement shall be determined without giving effect to any exception or qualification of such representation or warranty as to the Material Adverse Effect of such breach or the Material Adverse Effect on any Person of such breach. Notwithstanding the foregoing, the parties acknowledge and agree that effect shall be given to any exception or qualification of any representation or warranty in this Agreement of either party that is based on use of the term “material” or the phrase “in all material respects” and similar undefined terms and phrases.

7.5  [Intentionally Omitted].

7.6  Indemnification Waiver. Each Seller hereby irrevocably waives, subject to the Closing, any and all rights to indemnification from the Company in his capacity as a director, employee or officer of the Company to which such Seller would otherwise have been entitled for all periods up through and including the Closing Date and including in respect of the transactions contemplated hereby.

7.7  Method of Indemnification. The Sellers hereby agree and acknowledge that if any of them are required to provide any indemnification payments pursuant to Section 7.2 hereof, indemnifiable amounts shall be paid by such Seller to the Purchaser (and its related Indemnitees), at the discretion of the Purchaser, in either (i) immediately available funds or (ii) Held Back Shares pursuant to Section 7.8.

7.8  Limitation; Security for Indemnification Obligations. As security for the indemnification obligations contained in this Section 7, at the Closing, each of the Sellers shall, and hereby do, pledge and grant to the Purchaser a security interest in ten percent (10%) of the Closing Shares received by each of the Sellers pursuant to this Agreement (collectively the “Held Back Shares”). The Purchaser shall set aside and hold certificates with respect to the Held Back Shares. The Purchaser may set off against the Held Back Shares for any loss, damage, cost or expense for which the Sellers may be responsible pursuant to this Agreement (including without limitation, any indemnifiable amounts) whether or not indemnified pursuant to this Section 7, subject, however, to the following terms and conditions:

(a) The Purchaser shall give written notice to the Sellers of any claim for indemnifiable amounts or any other damages hereunder, which notice shall set forth (i) the amount of indemnifiable amounts or other loss, damage, cost or expense which the Purchaser claims to have sustained by reason thereof, and (ii) the basis of such claim;

(b) The set off for any amounts claimed by the Purchaser hereunder shall be effected on the expiration of ten (10) days from the date of such notice.

(c) Held Back Shares shall be valued at $1.00 per share.

(d) All of the Held Back Shares shall be released to the Sellers on the date eighteen months after the date of this Agreement provided no claim for indemnification is pending pursuant to Section 7 and the security interest in the Held Back Shares shall be immediately terminated.

8.  Non-Competition; Confidentiality.

8.1  Non-Competition. Following the Closing Date and for a period of eighteen (18) months thereafter (the “Restricted Period”), other than as set forth on Schedule 8.1, none of the Sellers or their respective Affiliates shall:

(a) directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or retained by, render services to, provide financing (equity or debt) or advice to, or otherwise be connected in any manner with any business that at any time competes with any business of the Company, including the Business, anywhere in North America; provided, however, that nothing contained herein shall prevent the purchase or ownership by each of the Sellers of less than 5% of the outstanding equity securities of any class of securities of a company registered under Section 12 of the Exchange Act; or

(b) for any reason, (i) induce any customer or supplier of the Company or any of its subsidiaries or affiliates to patronize or do business with any business directly or indirectly in competition with the businesses conducted by the Company or any of its subsidiaries or affiliates in any market in which the Company or any of its subsidiaries or affiliates does business; (ii) canvass, solicit or accept from any customer or supplier of the Company or any of its subsidiaries or affiliates any such competitive business; or (iii) request or advise any customer or vendor of the Company or any of its subsidiaries or affiliates to withdraw, curtail or cancel any such customer’s or vendor’s business with the Company or any of its subsidiaries or affiliates; or

(c) for any reason, employ, or knowingly permit any company or business directly or indirectly controlled by any Seller, to employ, any person who was employed by the Company or any of its subsidiaries or affiliates at or within the prior one (1) year, or in any manner seek to induce any such person to leave his or her employment.

8.2  No Competing Interests. Other than as set forth on Schedule 8.2, each of the Sellers hereby represents and warrants to the Purchaser that neither he or she nor any of his or her Affiliates, has any material ownership or other material interest in any business or activity that competes or can reasonably be expected to compete, directly or indirectly, with any business of the Company, including the Business. Each of the Sellers hereby represent and warrant to the Purchaser that neither he or she nor any of his or her Affiliates, has or shares with the Company any ownership or similar interest in any asset or property (including any Intellectual Property) that is being (or has been in the past 12-month period) used in connection with the operation of the Business.

8.3  Confidentiality. From and after the Closing Date, the Sellers and their respective Affiliates shall not at any time, directly or indirectly, use, exploit, communicate, disclose or disseminate any Confidential Information (as defined below) in any manner whatsoever (except disclosure to their personal financial or legal advisors and as may be required under legal process by subpoena or other court order; provided, that the Sellers will take reasonable steps to provide the Purchaser with sufficient prior written notice in order to contest such requirement or order). Notwithstanding the foregoing, the Sellers (and each representative or other agent of each Seller) may disclose to any and all Persons the tax treatment and tax structure of the transaction contemplated hereby; provided, however, that neither the Sellers nor any representative or agent thereof may disclose any information that is not necessary to understanding the tax treatment and tax structure of the transactions (including the identity of the parties and any information that could lead another to determine the identity of the parties) or any other information to the extent that such disclosure could result in a violation of any federal or state securities Law.

8.4  Remedies upon Breach. Each Seller acknowledges and agrees that: (i) the Purchaser (and the Company) would be irreparably injured in the event of a breach by any Seller of any of the obligations under this Section 8; (ii) monetary damages would not be an adequate remedy for such breach; (iii) the Purchaser (and the Company) shall be entitled to injunctive relief, without the necessity of the posting of a bond, in addition to any other remedy that they may have, in the event of any such breach; and (iv) the existence of any claims that the Seller may have against the Purchaser (and the Company), whether under this Agreement or otherwise, shall not be a defense to (or reason for the delay of) the enforcement by the Purchaser (and the Company) of any of their rights or remedies under this Agreement.

8.5  Judicial Modifications. In the event that any court finally holds that the time or territory or any other provision stated in this Section 8 constitutes an unreasonable restriction, then the parties hereto hereby expressly agree that the provisions of this Agreement shall not be rendered void, but shall apply as to time and territory or to such other extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances involved.

8.6  Tolling of Time Periods. In the event that the Sellers violate the provisions of Section 8.2, 8.3 or 8.4 of this Agreement, the Restricted Period shall toll during any period of non-compliance, and shall not continue to elapse until the Sellers are in full compliance with such Sections of this Agreement.

8.7  Confirmation as to Scope. The parties hereto acknowledge and confirm that: (i) the length of the term of the restrictions and the geographical restrictions contained in this Section 8 are fair and reasonable and are not the result of overreaching, duress or coercion of any kind; (ii) the full, uninhibited and faithful observance of each of the covenants contained in this Section 8 shall not cause any undue hardship, financial or otherwise; and (iii) the Sellers special knowledge of the business of the Company, including the Business, is such as would cause the Purchaser serious injury and loss if the Sellers use such knowledge to benefit a competitor of the Purchaser or to compete with the Purchaser. The parties hereto acknowledge and agree that the provisions of this Section 8 are essential to protect the Purchaser’s legitimate business interest as contemplated under Delaware law and are in addition to any rights the Purchaser may have to enforce its rights with respect to the trade secrets of the Purchaser pursuant to Delaware law.

9.  Miscellaneous Provisions.

9.1  Counterparts; Interpretation. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of all of the parties hereto. No ambiguity in any provision hereof shall be construed against parties by reason of the fact it was drafted by such party or its counsel. References to “including” means including without limiting the generality of any description preceding such term. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties any rights or remedies under or by reason of this Agreement.

9.2  Governing Laws. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws thereof. Any dispute, controversy or question of interpretation arising under, out of, in connection with or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be litigated exclusively in the state or federal courts of competent jurisdiction located in the State of Delaware. Each of the parties hereby irrevocably submits to the jurisdiction of any court of competent jurisdiction located in the State of Delaware. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action in the State of Delaware.

9.3  Partial Invalidity and Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable Laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any terms of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

9.4  Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of parties to exercise, and no delay in exercising, any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other future exercise thereof or the exercise of any other right, power or remedy. No waiver by any party to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

9.5  Acceptance by Fax. This Agreement shall be accepted, effective and binding, for all purposes, when the parties shall have signed and transmitted to each other, by facsimile or otherwise, copies of the signature pages hereto.

9.6  Fees and Disbursements. The Purchaser and the Sellers (and not the Company) shall pay all costs and expenses, including the fees and disbursements of any counsel and accountants retained by them, incurred by them in connection with the preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

9.7  Attorneys’ Fees. In the event of any litigation arising under the terms of this Agreement, the prevailing party shall be entitled to recover its or their reasonable attorneys’ fees and court costs from the other party, including trial and appellate proceedings, as well as the costs of collecting any judgment; provided, however, such attorneys’ fees, together with other amounts paid hereunder, are not in excess of the limitation on indemnity in Section 7.4.

9.8  Further Assurances. The parties shall from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the purposes of this Agreement.

9.9  Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand or by confirmed facsimile transmission; (ii) one (1) day after delivery by internationally recognized express courier (i.e., Federal Express, DHL); or (iii) three (3) days after delivery by certified mail, postage prepaid, to the parties at the following addresses (or at such other address for parties as shall be specified by like notice):

If to Sellers:	As set forth on Schedule 1.6, hereto

If to Company:	Security Holding Enterprises, Inc.
10125 S. 52nd Street
Franklin, Wisconsin 53132
Attn: Joel Konicek
Telephone: (414) 858-9413
Facsimile: (414) 858-9443

With a copy to:	Quarles & Brady, LLP
411 E. Wisconsin
Milwaukee, WI 53202
Attn: Douglas Tucker, Esq.
Telephone: (414) 277-5161
Facsimile: (414) 978-8744

If to the Purchaser:	C. Thomas McMillen
4100 Fairfax Drive, Suite 1150
Arlington, VA 22203
Attn: C. Thomas McMillen
Telephone: (703) 528-7073
Facsimile: (703) 528-0956

With a copy to:	Kirkpatrick & Lockhart Nicholson Graham LLP
201 South Biscayne Blvd.
Suite 2000
Miami, FL 33131
Attn: Clayton Parker, Esq.
Telephone: (305) 539-3306
Facsimile: (305) 358-7095

9.10  Assignment. This Agreement may not be assigned by the Company or the Sellers without the prior written consent of the Purchaser; provided, however, that (i) the Purchaser may assign or delegate any or all rights or obligations hereunder, to an Affiliate prior to Closing if necessary in connection with its financing or Tax planning and (ii) the Purchaser may assign any and all of its rights hereunder to any lenders that provide financing to it in connection with the transactions contemplated hereby and in any related transactions; provided, further, that the Purchaser may assign or delegate any or all of its rights or obligations hereunder, including its rights under Sections 7 and 8 hereof, to any subsequent purchaser of the Business, the Company, Purchaser or all or substantially all of the Purchaser’s or the Company’s assets.

9.11  Binding Effect; Benefits. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under, in connection with or by reason of this Agreement.

9.12  Rules of Construction.  Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires; as used herein, unless the context clearly requires otherwise, the words “hereof,” “herein,” “hereinafter” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

A reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or as it may from time to time be, amended, modified or re-enacted.

The terms “dollars” and “$” mean United States dollars.

All references to any Person shall mean and include the successors and permitted assigns of such Person, and all references to “including” and “include” shall be understood to mean “including, without limitation.”

The table of contents, lists of annexes, schedules and exhibits and Section headings used in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

This Agreement is between financially sophisticated and knowledgeable parties and is entered into by such parties in reliance upon the economic and legal bargains contained herein, the language used in this Agreement has been negotiated by the parties hereto and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party who prepared, or caused the preparation of, this Agreement or the relative bargaining power of the parties.

9.13  Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

9.14  Methods of Termination. Subject to the other provisions of this Section 9.14, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time notwithstanding approval thereof by the Sellers, at any time prior to the Closing:

(a)	By mutual written consent of the Purchaser and the Company; or

(b)
By the Company on or after the Termination Date if any of the conditions provided for in Article 5 of this Agreement have not been reasonably satisfied or waived in writing by the Company prior to such date (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement); or

(c)
By the Purchaser on or after the Termination Date if any of the conditions provided for in Article 5 of this Agreement have not been reasonably satisfied or waived in writing by the Purchaser prior to such date (unless the failure results primarily from a breach by the Purchaser of any representation, warranty or covenant contained in this Agreement); or

(d)
By the Company if there has been a material breach of any representation, warranty, covenant or agreement which remains uncured for 30 days after written notice thereof on the part of the Company set forth in this Agreement; or

(e)
By the Purchaser if there has been a material breach of any representation, warranty, covenant or agreement which remains uncured for 30 days after written notice thereof on the part of the Purchaser set forth in this Agreement; or

(f)
By either party if any court of competent jurisdiction or any other governmental authority has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action has become final and non-appealable.

In the event of termination and abandonment pursuant to Section 9.14, written notice thereof will forthwith be given to the other party or parties, and the transactions contemplated herein will be abandoned, without further action by any party hereto.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger the day and year first above written.

COMPANY:

SECURITY HOLDING ENTERPRISES, INC.

By: /s/ Joel Konicek
Name: _______________________
Title: ___________________________

SELLERS:

/s/ Joel Konicek
Name: Joel Konicek 10125 South 52nd Street Franklin, WI 53132 Shares of Company Stock: ____________

/s/ Charles Martin and Elizabeth Martin
Name: Charles Martin and Elizabeth Martin 135 Lakeside Drive Peachtree City, GA 30269 Shares of Company Stock: ____________

/s/ James Vinson
Name: James Vinson 7033 W. Overlook Court Mequon, WI 53092 Shares of Company Stock: ____________

/s/ James Peroutka
Name: James Peroutka 3908 S. Woodhill Ct. New Berlin, WI 53151 Shares of Company Stock: ____________

PURCHASER: SECURITY HOLDING CORP.

By:	/s/ C. Thomas McMillen
C. Thomas McMillen, President

ANNEX A

To Merger Agreement

Definitions

“Accounts Receivable” means all of the Company’s accounts receivable due to the Company, including but not limited to obligations owing to the Company arising from the sale or lease of goods or the rendition of services by the Company.

“Accutech” has the meaning given to such term in Section 4.6.

“Affiliate” means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under the common control with, the Person specified (as set forth in Rule 405 promulgated under the Securities Act of 1933).

“Agreement” has the meaning given to such term in the Preamble to this Agreement.

“Ancillary Agreements” has the meaning given to such term in Section 1.7(b).

“Articles of Merger” has the meaning given to such term in Section 1.2.

“Associate” means, when used to indicate a relationship with any Person, (1) a corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, and (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Person or any of its parents or subsidiaries (as set forth in Rule 405 promulgated under the Securities Act of 1933).

“Audit” has the meaning given to such term in Section 2.1.

“Audited Period” has the meaning given to such term in Section 2.1.

“Balance Sheet Adjustment” has the meaning given to such term in Section 1.8.

“Basket” has the meaning given to such term in Section 7.4.

“Benefit Plan” means each plan, program, policy, payroll practice, agreement or other arrangement, whether or not written, providing for deferred or incentive compensation, severance or termination pay, stock or stock-related awards and each “employee benefit plan” within the meaning of Section 3(3) of ERISA that is maintained, sponsored or contributed to by the Company or with respect to which the Company may have any current or contingent obligation. For purposes of the definition of Benefit Plans, references to the term “Company” shall be deemed also to refer to any entity that is under common control or affiliated with the Company, within the meaning of Section 4001 of ERISA and the rules and regulations promulgated thereunder, or Sections 414(b), (c), (m) or (o) of the Code.

ANNEX A-1

“Business” has the meaning given to such term in the Recitals to this Agreement.

“Certificate of Merger” has the meaning given to such term in Section 1.2.

“Claims Limitation” has the meaning given to such term in Section 7.4.

“Closing Date” has the meaning given to such term in Section 1.7(a).

“Closing” has the meaning given to such term in Section 1.7(a).

“Closing Escrow Shares” has the meaning given to such term in Section 1.6(b).

“Closing Shares” has the meaning given to such term in Section 1.6(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended (together with the rules and regulations thereunder).

“Company” has the meaning given to such term in the Preamble to this Agreement.

“Company Stock” has the meaning given to such term in the Recitals to this Agreement.

“Company Subsidiaries” means those subsidiaries of the Company listed in Schedule 3.1(f).

“Confidential Information” means any and all information (oral or written) relating to the Company and/or the Purchaser and its Affiliates or any of their operations or activities, including, but not limited to, the terms of this Agreement, information relating to trade secrets, plans, promotion and pricing techniques, procurement and sales activities and procedures, proprietary information, business methods and strategies (including acquisition strategies), software, software codes, advertising, sales, marketing and other materials, customers and supplier lists, data processing reports, customer sales analyses, invoice, price lists or information, and information pertaining to any lawsuits or governmental investigation, except such information that is in the public domain at the time (such information not being deemed to be in the public domain merely because it is embraced by more general information that is in the public domain), other than as a result of a breach of any of the provisions hereof.

“Consents” has the meaning given to such term in Section 3.1(d).

“Consulting Agreement” has the meaning given to such term in Section 1.7(b)(vi).

“Cyberlynk” has the meaning given to such term in Section 4.7.

“DGCL” means Delaware General Corporation Law.

ANNEX A-2

“Earn Out Shares” means certain shares of the Purchaser Common Stock delivered to Sellers as Merger Consideration in accordance with Section 1.8.

“Earn Out Valuation Date” shall mean the date of a Valuation which are scheduled to occur (i) initially between January 1, 2008 and March 31, 2008 and (ii) between January 1, 2010 and March 31, 2010.

“EBITDA” shall mean, for any period, revenues of the Company (and, with respect to any period after Closing, consolidated with the Purchaser and its Subsidiaries) minus its expenses, but before interest, income taxes, depreciation and amortization, provided, however, (i) and costs incurred by the Company as a result of SEC compliance activities requested by the Parent that would not otherwise be required in the ordinary course of the Company’s business and (ii) any expense related to the Purchaser’s outstanding preferred stock, shall be excluded.

“Effective Time” has the meaning given to such term in Section 1.2.

“Employment Agreement” means the employment agreement in the form attached hereto as Exhibit C.

“Equity Value” means the fair market value of the Purchaser as a going concern as determined by USBX.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder.

“Escrow Agreement” has the meaning given to such term in Section 1.7(b)(viii).

“Final Earn Out Valuation Date” shall mean March 31, 2010, as the same may be extended pursuant to the terms of the Restricted Stock Agreement.

“Final 2005 Balance Sheet” means the audited balance sheet of the Company as of December 31, 2005.

“Final 2005 Income Statement” means the audited income statement of the Company for the twelve months ended December 31, 2005.

“Financial Statements” means the 2003 Financial Statements, 2004 Financial Statements and the 2005 Financial Statements, collectively.

“Fiscal Year” shall mean the fiscal year of the Company ending on December 31.

“Focus” has the meaning given to such term in Section 4.6.

“GAAP” means United States generally accepted accounting principles.

“Held Back Shares” has the meaning given to such term in Section 7.8.

“Indemnifying Party” has the meaning given to such term in Section 7.3.

ANNEX A-3

“Indemnitee” has the meaning given to such term in Section 7.3.

“Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, designs, trade secrets, industrial models, proprietary data, methodologies, computer programs and software (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how, inventions, works of authorship, management information systems, and all pending applications for and registrations of patents, trademarks, service marks and copyrights owned by the Company or used by the Company in the conduct of its Business, in each such case, including all forms (e.g., electronic media, computer disks) in which such items are recorded.

“Inventory” means each item of inventory of the Company (including raw materials, work in progress and finished goods).

“IRS” means the Internal Revenue Service.

“Laws” mean material federal, state, local and foreign laws, statutes, ordinances, rules or regulations, orders and administrative rulings promulgated by any governmental or regulatory authority.

“Liabilities” mean debts, liabilities, commitments or obligations, whether absolute or contingent, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, or fixed or unfixed.

“Liens” mean all liens, mortgages, pledges, charges, claims, security interests or encumbrances of any nature whatsoever.

“Losses” shall mean all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith, and including reasonable attorneys’ fees and disbursements.

“Material Adverse Effect” means an effect that is more than a minor, de minimis or minimal effect on the Business, operations or condition (financial or other) of the Company or the value of its properties or assets.

“Material Contract” means any contract, purchase order, agreement, mortgage, note, commitment, obligation and undertaking to which the Company is a party or by which it is otherwise bound that involves in excess of Twenty Thousand Dollars ($20,000).

“Merger” has the meaning given to such term in Section 1.1.

“Merger Consideration” has the meaning given to such term in Section 1.6(a).

“Option” has the meaning given to such term in Section 4.6.

ANNEX A-4

“Option Period” has the meaning given to such term in Section 4.6.

“Option Shares” has the meaning given to such term in Section 4.6.

“Parent” shall mean Homeland Security Capital Corporation.

“Parent’s Common Stock” shall mean the Purchaser Common Stock held by Parent as converted from the Series A Preferred Stock.

“Pension Plan” means any Benefit Plan that is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA.

“Permits” means governmental permits, approvals, licenses, certificates, franchises, authorizations, consents and orders necessary for the operation of the Business in the manner that it is presently conducted.

“Permitted Liens” has the meaning given to such term in Section 3.1(u)(iii).

“Person” or “Persons” means any stockholder, officer, employee or director of the Company, or any other natural person, corporation, partnership, limited liability company or other entity.

“Purchaser” has the meaning given to such term in the Preamble to this Agreement.

“Purchaser Common Stock” has the meaning given to such term in Section 1.6(a).

“Purchaser Indemnitee” shall have the meaning given to such term in Section 7.2.

“Records” means all original agreements, documents, books, stock ledgers, minutes, correspondence, and corporate and other records and files, including records and files stored on computer disks or tapes or any other storage medium.

“Restricted Period” has the meaning given to such term in Section 8.1.

“Restricted Shares” means certain shares of the Purchaser Common Stock delivered to Sellers as Merger Consideration in accordance with Schedule 1.6.

“Schedule” means all schedules to this Agreement.

“Sellers” has the meaning given to such term in the Preamble to this Agreement.

“Series A Purchase Agreement” has the meaning given to such term in Section 1.7(b)(v).

“Services Agreement” has the meaning given to such term in Section 1.7(b)(iii).

“Stockholders’ Agreement” has the meaning given to such term in Section 1.7(b)(ii).

ANNEX A-5

“Surviving Corporation” shall have the meaning given to such term in Section 1.1

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any Schedule or attachment thereto, and any amendment(s) thereof.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, of any kind, whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Termination Date” means September 30, 2006.

“Transaction Documents” has the meaning given to such term in Section 1.7(b)(ix).

“USBX” has the meaning given to such term in Section 4.6.

“Valuation” shall mean a determination of Equity Value by USBX.

“Valuation Date” has the meaning given to such term in Section 4.4 or the date of a Valuation pursuant to Section 4.4(b).

“Valuation Target” has the meaning given to such term in Section 1.6(b).

“WBCL” shall mean the Wisconsin Business Corporation Law.

“2003 Financial Statements” has the meaning given to such term in Section 3.1(e).

“2004 Financial Statements” has the meaning given to such term in Section 3.1(e).

“2005 Balance Sheet” has the meaning given to such term in Section 3.1(g).

“2005 Financial Statements” has the meaning given to such term in Section 3.1(e).

ANNEX A-6